FORM OF AMENDMENT TO AMENDED AND RESTATED
                         INVESTMENT MANAGEMENT AGREEMENT

     The INVESTMENT MANAGEMENT AGREEMENT made as of the 7th day of April, 1995, as amended on the 2nd day of May, 1996, restated on the 7th day of April, 1997, amended on the 6th day of August, 1998 and restated on the _________ day of ____________, by and between PILGRIM PRIME RATE TRUST, a business trust organized and existing under the laws of the Commonwealth of Massachusetts (hereinafter called the "Trust"), and PILGRIM INVESTMENTS, INC., a corporation organized and existing under the laws of the State of Delaware (hereinafter called the "Manager"), is hereby amended as set forth in this Amendment to the Investment Management Agreement, which is made as of the _____ day of _______________, 2000.

                               W I T N E S S E T H

     WHEREAS,  the  Trust  is  a  closed-end   management   investment  company,
registered as such under the Investment Company Act of 1940, as amended; and

     WHEREAS, the Manager is registered as an investment adviser under the Investment Advisers Act of 1940, as amended, and is engaged in the business of supplying investment advice, investment management and administrative services, as an independent contractor; and

     WHEREAS, the Trust and the Manager wish to amend the Investment Management Agreement as provided below.

     NOW, THEREFORE, in consideration of the covenants and the mutual promises in the Investment Management Agreement, the parties hereto, intending to be legally bound hereby, mutually agree as follows:

          1. Section 8(a) of the Investment Management Agreement is amended by replacing the language thereof with the following paragraph:

               8. (a) The Trust agrees to pay to the Manager, and the Manager agrees to accept, as full compensation for all administrative and investment management services furnished or provided to the Trust and as full reimbursement for all expenses assumed by the Manager, a management fee computed at an annual percentage rate of .80% of the Managed Assets of the Trust. For purposes of this Agreement, "Managed Assets" shall mean the average daily gross asset value of the Trust, minus the sum of the Trust's accrued and unpaid dividends on any outstanding preferred shares and accrued liabilities (other than liabilities for principal amount of any borrowings incurred, commercial paper or notes issued by the Trust and the liquidation preference of any outstanding preferred shares).

          2. This Amendment shall become effective as of the date indicated above provided that it has been approved by the shareholders of the Trust at a meeting held for that purpose.
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     IN WITNESS  WHEREOF,  the parties  hereto have caused this  Amendment to be duly executed and attested by their duly authorized officers, on the day and year first above written.

                                        PILGRIM PRIME RATE TRUST

Attest:                                 By:
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Title:                                  Title:
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                                        PILGRIM INVESTMENTS, INC.

Attest:                                 By:
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Title:                                  Title:
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